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                                                                     Exhibit 2.3

                         SECOND SUPPLEMENTAL AGREEMENT


     SECOND SUPPLEMENTAL AGREEMENT dated December 4, 1998 (this "Agreement") to the Asset Sale Agreement dated September 27, 1998 (as amended, the "Asset Agreement") between Waste Management, Inc., a Delaware corporation ("WMI"), and Republic Services, Inc., a Delaware corporation ("Republic"), and the Stock and Asset Sale Agreement dated November 13, 1998 between Republic and WMI (as amended, the "Stock and Asset Agreement"), as such Agreements are supplemented by the Supplemental Agreement dated November 13, 1998 between WMI and Republic (the Asset Agreement and the Stock and Asset Agreement as so supplemented being hereinafter collectively referred to as the "Main Agreements").

     WHEREAS, the parties have entered into the Main Agreements to sell and purchase certain assets and/or stock and assets from the other party as provided in the applicable Main Agreement; and

     WHEREAS, the parties desire to memorialize certain understandings and obligations of the parties arising in connection with the Main Agreements;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Main Agreements, the parties hereby agree as follows:

     Section 1. Defined Terms. Capitalized terms which are used herein and are not otherwise defined herein shall have the meanings assigned to such terms in the Main Agreements.

     Section 2. Prepaid Accounts. The parties acknowledge that certain customers pay the Businesses for services in advance. Following the Closing Date with respect to each applicable Business, the party which has received payments in advance for services which have not been fully performed shall as promptly as practicable pay over to the other party that portion of the advance payments allocable to services not fully performed on the Closing Date, which services such other party is obligated to perform subsequent to the Closing Date.

     Section 3. Amendment to Exhibits B and C of Asset Agreement. Attached hereto as Exhibit "A" is a revised Exhibit B and C to the Asset Agreement ("Purchaser Assets to be Sold" and "Additional Agreements," respectively), which Exhibit A shall replace and supersede Exhibits B and C to the Asset Agreement in their entirety.

     Section 4. Brazoria Landfill Royalty Payments. Effective as of the date hereof, the Brazoria landfill's obligation to make royalty payments to Brazoria County Disposal Corporation ("BCDC"), a wholly-owned subsidiary of WMI, under the Royalty Agreement dated October 2, 1992 by and among Brazoria County Recycling Center, Inc. and BCDC (the "BCDC Royalty Agreement") shall terminate. As promptly as practicable, but in no event more than thirty (30) days following the date
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hereof, BCDC and Republic shall enter into an agreement, satisfactory to
Republic in all respects, terminating the BCDC Royalty Agreement in full.


     Section 5. Platting. The parties agree that to the extent, if any, to which the conveyance of any Owned Real Property shall cause to be required platting of the Owned Real Property so conveyed, and approval by a Governmental Authority of such plat, then (i) the grantee of such Owned Real Property shall be responsible for and shall cause to occur all such platting and plat approvals, the reasonable cost and expense of which shall be divided equally among the grantor and the grantee, and (ii) the grantor of such Owned Real Property shall provide such cooperation in connection with such platting and plat approval, as may be reasonably requested by such grantee at any time within one (1) year after the Closing of the sale of such Owned Real Property to the grantee, provided that any material out-of-pocket costs incurred by the grantor in connection therewith are divided equally among the grantor and the grantee, and that such cooperation does not materially adversely affect the use or value of any property retained by the grantor. The obligations of the parties pursuant to this Section shall survive the Closing of the sale of such Owned Real Property.


     Section 6. Reciprocal Easements. The parties agree that to the extent, if any, to which the conveyance of any Owned Real Property shall cause either the property so conveyed, or any property retained by the grantor thereof or its affiliate, to require access or utility easements or rights-of-way as necessary to serve such property for its intended use (such easements and rights-of-way being hereinafter called "Necessary Easements", and the property the use of which requires such easements and rights-of-way being hereinafter called the "Affected Property"), upon, along, across or under other property which was retained by or conveyed to the other party hereto (such property being hereinafter called the "Remaining Property"), then the owner of the Remaining Property shall grant such Necessary Easements upon, along, across or under, as appropriate, the Remaining Property, as may be reasonably requested by the owner of the Affected Property at any time within one (1) year after the Closing of such conveyance, provided that any material out-of-pocket costs incurred by the owner of the Affected Property in connection therewith are paid by the grantee, and that such cooperation does not materially adversely affect the use or value of the Remaining Property or any other property owned by the owner of the Remaining Property. In addition, as to the Hardy Road Transfer Station, WMI hereby grants to Republic and its affiliates temporary easements for ingress and egress for their benefit and the benefit of their employees, representatives, customers and invitees to and from such station along and across the existing roadway from such station to Hardy Road, and for utilities along and across existing utility lines, facilities and easements on the balance of WMI's (or its affiliate's) property at the Hardy Road facility, which easements shall expire sixty (60) days from the date of this Agreement. The obligations of the parties pursuant to this Section shall survive the Closing of the conveyance of such Owned Real Property.


     Section 7. Surveys. Due to the delays in obtaining the Surveys with respect to the Owned Real Property being conveyed to Republic or its affiliates on the date of this Agreement, and more fully described on Exhibit "B" attached hereto and incorporated herein, Republic and WMI agree that (i) such Owned Real Property shall constitute Purchased Parcels pursuant to and as that term is defined in the Third Amendment to Asset Sale Agreement ("Third Amendment") between Republic and


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WMI dated November 13, 1998 (except that for purposes of the Third Amendment,
WMI shall have forty (40) days from the date of this Agreement, rather than forty (40) days from the date of the Third Amendment, in which to deliver to Republic the Surveys with respect to the Owned Real Property described on Exhibit "B" hereto), (ii) the Owned Real Property described on Exhibit "B" hereto is hereby added to Exhibit "A" to the Third Amendment, and (iii) Exhibit "C" attached hereto, and setting forth certain known title exceptions with regard to the Owned Real Property described on Exhibit "B" hereto, is hereby added to Exhibit "B" to the Third Amendment, with the effects intended with respect thereto by Paragraph 5 of the Third Amendment.


     Section 8. MORTGAGE INDEMNITY. In addition to the indemnities provided for in the Asset Agreement, and without being limited by the limitations on the amounts of indemnities pursuant to Section 8.2 of the Asset Sale Agreement, WMI, on behalf of itself and its successors, agrees to indemnify, defend and hold harmless Republic and its affiliates from and against any liability, loss, cost or expense (including reasonable attorneys' fees and costs) suffered or incurred by Republic or its Affiliates as a result of the enforcement of the First Mortgage and Security Agreement on the Girard Point Transfer Station dated November 15, 1985, from Independent Pier Company to Fidelity Bank National Association, and recorded on November 17, 1985 in Mortgage Book FHS 388, page 375, of the Real Property Records of the County of Philadelphia, Commonwealth of Philadelphia, or the collection of the indebtedness secured thereby. This indemnity shall survive the Closing of the sale of the Girard Point Transfer Station to Republic or its Affiliate, but shall be released if (but only if) (i) a recordable release (the "Release") of such Mortgage and Security Agreement duly executed by the holder thereof shall be delivered to Republic, or (ii) the owner's title insurance policy on the Girard Point Transfer Station shall be issued to Republic without exception for such Mortgage and Security Agreement (or if issued with such exception, same shall be endorsed or modified to delete such exceptions). WMI agrees to either secure the Release, or to provide such other documents, indemnities or other items to the Title Company as the Title Company shall deem sufficient to cause the deletion of such exceptions from the Title Policy for the Girard Point Transfer Station.


     Section 9. INDEMNITY. Republic agrees to defend, protect, indemnify and hold harmless WMI and its Affiliates from and against all Damages incurred or suffered by WMI and its Affiliates resulting from or arising out of:



     (i) paragraphs (1), (2) and/or (4) of the Agreement of Assignment of Contract (for Execution by Assignor) regarding contract no. 82797WD00036 with the City of New York Department of Sanitation; and



     (ii) the taking of possession or exercise of control by Republic of the Assets included within the "Houston hauling assets" (i.e., WMI Houston, Texas; USA Houston - TransAmerican, Houston, Texas; WMI South Texas Dickinson, Texas; USA Tanner Road Hauling Facility, Houston, Texas; and USA Hardy Road Transfer Station, Houston, Texas) prior to the effective time of the Closing of such Assets.


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Republic's obligations under this Section shall survive the Closing of such
Assets.

     Section 10. FURTHER ASSURANCES. On and after the date hereof, at the request of the other party, the parties hereto shall execute and deliver such documents or other instruments and take such further actions as may be reasonably necessary or appropriate to effectuate and carry out the transactions contemplated hereby.

     Section 11. PURCHASE PRICE. The purchase price payable with respect to the Assets to be conveyed on the date is hereof set forth on Exhibit D hereto.

     Section 12. NEKBOH PERMITS. The Assets conveyed to Republic include all WMI's (or its subsidiaries') right, title and interest in USA Waste, Inc.'s pending application to construct and operate a waste transfer station located at 2 North 5th Street, Brooklyn, New York 11211, which is known as the Nekboh Transfer Station (the "Nekboh Facility"). Republic shall use its best efforts to obtain all such permits to construct and operate the Nekboh Facility as soon as reasonably possible. WMI shall cooperate and shall cause its Affiliates to cooperate with Republic and its Affiliates in obtaining all such necessary permits and approvals to construct and operate the Nekboh Facility; provided that WMI and its Affiliates shall not be required to expend any sum of money other than amounts that Republic agrees to reimburse.

     Section 13. NEW YORK PROPERTIES. Effective as of the date of this Agreement, WMI has conveyed to Republic, and Republic has paid for the Owned Real Property known colloquially as the "All City Transfer Station" and
"Promuto Transfer Station" (collectively, the "New York Real Properties"), and more fully described on Exhibit "D" attached hereto and incorporated herein by reference, notwithstanding the fact that the title to the New York Real Properties as of the date hereof is subject to certain matters which are required to be satisfied or removed by WMI pursuant to the provisions of the Asset Sale Agreement. Accordingly, and in consideration of Republic's payment to WMI of the scheduled purchase price for the New York Real Properties, WMI agrees to use best efforts to conclude all title curative work on or before December 18, 1998, so as to cause such conveyance of title to the New York Real Properties to Republic or its designated affiliates to be in accordance with the provisions of the Asset Sale Agrement, and subject to no title exceptions which materially adversely affect the use of such New York Real Properties for their intended purposes as municipal nonhazardous solid waste transfer stations, except as otherwise provided in the following sentences. Such conveyances, and the owner's title insurance policies to be issued to Republic or its affiliates thereon, shall be made subject to the existing easements, restrictions, and other exceptions ("Existing Matters") affecting title to the New York Real Properties which are set forth in title commitment numbers 9802-00189 dated effective September 4, 1998 (as to the Promuto Transfer Station) and 9804-00545 dated effective July 17, 1998 (as to the All City Transfer Station) issued by Chicago Title Insurance Company to Republic or its affiliates on the New York Real Properties, except for any curative deeds or items identified as requirements thereon, and any judgments, mortgages, deeds of trust or liens (other than liens for taxes or assessments which are not yet due and payable). In addition, the provisions of Section 7 of this Agreement shall be applicable to the New York Real Properties.

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     Section 14. Brazoria County Landfill.


     (a) Effective as of the date of this Agreement, WMI has conveyed or caused its affiliate to convey to Republic or its designated affiliate a portion (the "Conveyed Portion") of, and Republic has paid for all of, the Owned Real Property known colloquially as the "Brazoria County Landfill" (the "Brazoria County Landfill"). The Conveyed Portion is more fully described on Exhibit "E" attached hereto and incorporated herein by reference. However, due to the need for additional time for WMI to cause to be performed certain title examination work with regard to the remainder of the Brazoria County Landfill (the "Unconveyed Portion"), the conveyance of the Unconveyed Portion from WMI or its affiliates to Republic will be delayed. Accordingly, and in consideration of Republic's payment to WMI of the scheduled purchase price for the Brazoria County Landfill, WMI agrees to convey or cause its affiliates to convey to Republic or its designated affiliate the Unconveyed Portion, on or before December 18, 1998, in accordance with the Asset Sale Agreement, and subject to no title exceptions which materially adversely affect the use of such Unconveyed Portion for its intended purposes as a municipal nonhazardous solid waste landfill (or as to the portion of the Brazoria County Landfill currently used for such purpose, as a municipal nonhazardous solid waste recycling center), except as otherwise provided in the following sentences. Such conveyance and the owner's title insurance policy to be issued to Republic or its affiliate thereon respecting the Brazoria County Landfill (which shall include the Conveyed Portion and the Unconveyed Portion), shall be made subject (to the extent applicable) to (1) the existing easements, restrictions, and other exceptions ("Existing Matters") affecting title to the Conveyed Portion which are set forth in title commitment number 9808101A issued October 19, 1998, issued by Chicago Title Insurance Company to Republic or its affiliates on the Conveyed Portion, except for any curative deeds or items identified as requirements thereon, and any judgments, mortgages, deeds of trust or liens (other than liens for taxes or assessments which are not yet due and payable), and (2) as to the Unconveyed Portion, any other applicable title exceptions which do not materially adversely affect the use of the Unconveyed Portion for its intended purposes (as set forth above). In addition, the provisions of Section 7 of this Agreement shall be applicable to the Brazoria County Landfill.


     (b) In addition to the indemnities provided for in the Asset Sale Agreement, and without being limited by the limitations on such indemnities pursuant to Section 8.2 of the Asset Sale Agreement, WMI agrees to indemnify, defend and hold harmless Republic and its affiliates from and against any liability, loss, cost or expense (including reasonable attorney's fees and costs) suffered or incurred by Republic or its affiliates as a result of WMI's failure to fully comply with the provisions of subsection (a) above. The provisions of this Section shall survive the Closing of the sale of the Brazoria County Landfill to Republic or is affiliates, and the termination or expiration of this Agreement and the Asset Sale Agreement.



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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.


                                             REPUBLIC SERVICES, INC.



                                             By: /s/ David A. Barclay
                                                -------------------------------
                                             Title: Senior Vice President
                                                   ----------------------------


                                             WASTE MANAGEMENT, INC.


                                             By: /s/ Donald R. Chappel
                                                -------------------------------
                                             Title: Senior Vice President
                                                   ----------------------------